Exhibit 99.4

News Release

Sunoco LP Announces Removal of Tender Cap for its Previously

Announced Cash Tender Offer for its 4.875% Senior Notes due 2023

DALLAS, November 9, 2020 – Sunoco LP (NYSE: SUN) (“Sunoco”) today announced that it has removed the tender cap of $500 million for its previously announced cash tender offer (the “tender offer”) of its outstanding 4.875% Senior Notes due 2023 (CUSIP Nos. 86765LAH0, U86759AE4 and 86765LAJ6) (the “2023 notes”) and will instead offer to purchase any and all of its outstanding 2023 notes. The tender offer is being made pursuant to Sunoco’s Offer to Purchase dated November 9, 2020 (the “Offer to Purchase”). Sunoco intends to fund the tender offer with the net proceeds from its previously announced senior notes offering, which was upsized from $500 million to $800 million, and borrowings under its revolving credit facility. The maximum amount of the 2023 notes subject to the redemption described in the Offer to Purchase, if it occurs, will correspondingly increase.

Except as described in this press release, all other terms of the tender offer as described in the Offer to Purchase remain unchanged, including the Early Tender Deadline, Early Tender Payment, Tender Offer Consideration, Total Consideration, Withdrawal Time and Expiration Date. Capitalized terms used in this press release and not defined herein have the meanings given to them in the Offer to Purchase.

Credit Suisse Securities (USA) LLC and Barclays Capital Inc. are acting as lead dealer managers for the tender offer. The tender agent and information agent for the tender offer is D.F. King & Co., Inc. Questions regarding the tender offer may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (Toll-free) or (212) 538-2417 or Barclays Capital Inc. at (800) 438-3242 (Toll-free) or (212) 528-7581. Holders who would like additional copies of the offer documents may call the information agent, D.F. King & Co., Inc. at (866) 796-6867 (Toll-Free) or (212) 269-5550, by email at sunoco@dfking.com.

This press release is for informational purposes only and does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the 2023 notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy any security, including the debt securities offered in the debt financing (the “new notes”), nor does it constitute a solicitation for an offer to purchase any security, including the new notes or the 2023 notes. The tender offer is being made solely by means of the Offer to Purchase, which sets forth the complete terms and conditions of the tender offer. The tender offer is not being made to holders of 2023 notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Sunoco LP

Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states as well as refined product transportation and terminalling assets. Sunoco’s general partner is owned by Energy Transfer Operating, L.P., a wholly owned subsidiary of Energy Transfer LP (NYSE: ET).

Forward-Looking Statements

This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law, including without limitation statements regarding the tender offer and the concurrent debt financing. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in Sunoco’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. In addition to the risks and uncertainties previously disclosed, Sunoco has also been, or may in the future be, impacted by new or heightened risks related to the COVID-19 pandemic and the recent decline in commodity prices, and cannot predict the length and ultimate impact of those risks. Sunoco undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Contacts

Scott Grischow

Vice President – Investor Relations and Treasury

(214) 840-5660, scott.grischow@sunoco.com

Derek Rabe, CFA

Manager – Investor Relations, Strategy and Growth

(214) 840-5553, derek.rabe@sunoco.com

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